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                           NUVEEN MONEY MARKET TRUST

                  RENEWAL OF INVESTMENT MANAGEMENT AGREEMENT
                  ------------------------------------------


This Agreement made this 1st day of June, 2000 by and between Nuveen Money Market Trust, a Massachusetts Business Trust (the "Fund"), and Nuveen Advisory Corp., a Delaware corporation (the "Adviser");

WHEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement (the "Agreement") pursuant to which the Adviser furnishes investment management and other services to the Fund; and

WHEREAS, the Agreement terminates August 1, 2000 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Directors, at a meeting called for the purposes of reviewing the Agreement, have approved the Agreement and its continuance until August 1, 2001 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 2000 and ratify and confirm the Agreement in all respects.


                                       NUVEEN MONEY MARKET TRUST

                                       By  /s/ Gifford R. Zimmerman
                                           -----------------------------
                                               Vice President

ATTEST:


/s/ Virginia L. O'Neal
-----------------------------
    Assistant Secretary

                                       NUVEEN ADVISORY CORP.

                                       By  /s/ Thomas C. Spalding
                                           -----------------------------
                                               Vice President

ATTEST:


/s/ Larry Martin
-----------------------------
    Assistant Secretary